Exhibit C
EXECUTION COPY
THE NOTE EVIDENCED BY THIS CERTIFICATE AND ANY COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A VALID REGISTRATION STATEMENT OR IN A TRANSACTION EXEMPT FROM REGISTRATION.
THE NOTE EVIDENCED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED PRIOR TO AUGUST 6, 2009, EXCEPT TO AFFILIATES OF KONINKLIJKE PHILIPS ELECTRONICS N.V. THE NOTE MAY NOT BE TRANSFERRED AT ANY TIME EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH THEREIN.

CBAY INC.
6.00% Convertible Senior PIK Notes due 2015
No. 1 Principal Amount U.S. $90,935,000
CBay Inc., a Delaware corporation (including any successor corporation under the terms hereof, the “Company”), for value received, hereby promises to pay to Koninklijke Philips Electronics N.V., or its registered assigns, the principal sum of ninety million nine hundred thirty five thousand U.S. Dollars ($90,935,000), on August 6, 2015.
Interest Payment Dates: February 1 and August 1, commencing February 1, 2009.
Regular Record Dates: The date that is five Business Days prior to the corresponding Interest Payment Date.
Reference is hereby made to the further provisions of this 6.00% Convertible Senior PIK Note (this “Note”) set forth below, which further provisions shall for all purposes have the same effect as if set forth at this place.
CBaySystems Holdings Limited, a company incorporated in the British Virgin Islands (“Parent”), guarantees the payment of the principal and interest on this Note and the other Guarantor Obligations included in the further provisions of the Note set forth below.
[signature page follows]

IN WITNESS WHEREOF, the Company and Parent have caused this Note to be duly executed manually or by facsimile by their respective duly authorized officers.

CBAY INC.
By:	/s/ Venu Raman Kumar
	Name:	Venu Raman Kumar
	Title:	Director

CBAYSYSTEMS HOLDINGS LIMITED
By:	/s/ Venu Raman Kumar
	Name:	Venu Raman Kumar
	Title:	Vice Chairman & CEO

Dated: August 6, 2008

Accepted and agreed as of the date set forth above, as duly executed manually or by facsimile by its duly authorized representative:

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By:	/s/ James Nolan
Name: James Nolan
Title:

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.1. Definitions.
For all purposes of this Note, the following terms are defined as follows:
“Act”, when used with respect to any Holder, has the meaning set forth in Section 11.2(a).
“Additional PIK Notes” means the additional 6.00% Convertible Senior PIK Notes due 2015 issued in compliance with and pursuant to the provisions of this Note as payment for accrued interest on the Notes in lieu of the payment of cash interest.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“AIM” means the market of that name operated by the London Stock Exchange.
“AIM Rules” means the rules and guidance notes entitled “AIM RULES FOR COMPANIES” published by the London Stock Exchange, as amended or replaced from time to time, and those other rules and guidance notes of the London Stock Exchange which govern the admission of securities to trading on, and the regulation of, AIM.
“Bankruptcy Law” means Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors.
“Board of Directors” means either the board of directors of the Company or any committee of the board of directors of the Company empowered to act for it with respect to this Note.
“Bridge Note” means the secured promissory note issued by the Company to Koninklijke Philips Electronics N.V. on the Original Issuance Date in aggregate principal amount of $26,244,037.31.
“Business Day” means, with respect to any Note, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or obligated by law or executive order to close or be closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.
“Change of Control Event” means either (i) the sale of all or substantially all of the assets of Parent to any Person other than an affiliate of Parent or SAC PCG or (ii) a sale or other transfer of shares of Common Stock by Investor if Investor and its Affiliates would, as a result of such transfer, collectively, beneficially own less than 90% of the number of shares of Common Stock that Investor beneficially owns at the Original Issuance Date (as adjusted for any combinations or subdivisions of Common Stock and the payment of any dividends thereon in the form of Common Stock); provided, that a merger or business combination shall not be taken into consideration in determining whether a Change of Control Event has occurred if at least 90% of the value of the consideration received by Investor in such transaction is in the form of equity interests in the surviving entity.
“Change of Control Repurchase Date” has the meaning set forth in Section 8.2(a).
“Change of Control Repurchase Notice” has the meaning set forth in Section 8.2(c).
“Change of Control Repurchase Price” has the meaning set forth in Section 8.2(a).
“Change of Control Repurchase Rights” has the meaning set forth in Section 8.2(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commission” means the Securities and Exchange Commission or any successor agency.
“Common Stock” means the ordinary shares of Parent, $0.10 par value per share, or shares of any class or classes resulting from any reclassification or reclassifications thereof, in each case which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of Parent and which are not subject to redemption by Parent, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company” means CBay Inc., a Delaware corporation, or a Permitted Successor, as applicable.
“Consolidated Net Income” means, for any period, the net income (loss) of Parent and its consolidated subsidiaries determined in accordance with GAAP.
“Conversion Date” means, with respect to any Holder, the date on which such Holder has satisfied all the requirements to convert its Notes pursuant to Section 9.2.
“Conversion Rate” has the meaning set forth in Section 9.1.
“Conversion Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any shares of any class of Capital Stock of the Company or evidences of its indebtedness, cash or other assets, or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of shares of any class of Capital Stock of the Company or evidences of its indebtedness, cash or other assets, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
“Default” means an event which is, or after notice or lapse of time or both would constitute, an Event of Default.
“Defaulted Payment” has the meaning set forth in Section 4.1(a).
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(ii) is convertible or exchangeable for indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Parent or a subsidiary); or
(iii) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

“Dollar” or “$” means a U.S. dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for the payment of public and private debts.
“Event of Default” has the meaning set forth in Section 4.1.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Original Issuance Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
“Guarantee” has the meaning set forth in Section 10.1(b).
“Guarantor Obligations” has the meaning set forth in Section 10.1(a).
“Holder”, when used with respect to any Note, means the Person in whose name the Note is registered in the Register.
“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for. The terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Interest” means, with respect to any Note, the interest payable on such Note based upon the Interest Rate.
“Interest Payment Date” means each February 1 and August 1; provided, however, that, if any such date is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day.
“Interest Rate” has the meaning set forth in Section 2.1(b).
“Investor” means S.A.C. PEI CB Investment, L.P., a Cayman Islands exempted limited partnership.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge, or security interest or encumbrance).

“Market Disruption Event” means:
(i) a failure by the securities exchange or market referenced in the definition of “Trading Day” to open for trading during its regular trading session; or
(ii) the occurrence or existence prior to 1:00 p.m., London time, on any Trading Day for Common Stock of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by a stock exchange or otherwise) in Common Stock or in any option contracts or futures contracts relating to Common Stock.
“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Notes” means this Note, Notes issued pursuant to Section 2.2 and all Additional PIK Notes.
“Officers’ Certificate” means, with respect to the Company, a certificate signed by both (1) the chairman of the board, the chief executive officer, the president or a vice president and (2) so long as not the same as the officer signing pursuant to clause (1), the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Company and delivered to the applicable Holders.
“Optional Repurchase Date” has the meaning set forth in Section 8.1(a).
“Optional Repurchase Notice” has the meaning set forth in Section 8.1(b).
“Optional Repurchase Price” has the meaning set forth in Section 8.1(a).
“Optional Repurchase Right” has the meaning set forth in Section 8.1(a).
“Original Issuance Date” means August 6, 2008.

“Outstanding”, when used with respect to Notes, means, as of the date of determination, all Notes theretofore executed and delivered, except Notes:
(i) previously canceled by the Company or delivered to the Company for cancellation; and
(ii) which have been paid in exchange for or in lieu of other Notes which have been executed and delivered, other than any such Notes in respect of which there shall have been presented to the Company proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company;
provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, Notes held for the account of the Company or of any of its Affiliates shall be disregarded and deemed not to be Outstanding, except that in determining whether the Company shall be protected in making such a determination or relying upon any such consent or vote, only Notes which a Responsible Officer of the Company actually knows to be so owned shall be so disregarded.
“Parent” means CBaySystems Holdings Limited, a British Virgin Islands company, or a Permitted Successor, as applicable.
“Permitted Liens” means:
(i) pledges or deposits under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to the Company is a party, or deposits to secure public or statutory obligations of the Company or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Company is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(ii) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;
(iii) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(iv) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company in the ordinary course of its business; provided, however, that such letters of credit do not constitute indebtedness;
(v) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company;
(vi) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company;
(vii) judgment Liens so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(viii) Liens for the purpose of securing indebtedness represented by mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property acquired, constructed or improved in the ordinary course of business provided that:
(a)	the aggregate principal amount of indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)	such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company other than such assets or property and assets affixed or appurtenant thereto;

(ix) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that:
(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company to provide collateral to the depository institution;
(x) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company in the ordinary course of business;
(xi) Liens on property at the time the Company acquired the property, including any acquisition by means of a merger or consolidation with or into the Company; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company;
(xii) Liens securing refinancing indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, indebtedness that was previously so secured pursuant to clauses (viii), (xi) and (xii) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder, provided that the aggregate amount of the refinancing indebtedness shall not exceed the then-outstanding balance of the refinanced indebtedness;
(xiii) any interest or title of a lessor under any capitalized lease obligation or operating lease;
(xiv) Liens under industrial revenue, municipal or similar bonds;
(xv) a first priority perfected security interest in all or substantially all of the Company’s assets (the “New Security Interest”) to secure a $55,000,000 senior secured revolving credit facility (it being understood that (A) if the Ex-Im Pledge is still in effect at the time the New Security Interest is created, Ex-Im shall have a first priority Lien with respect to the CSS Stock and the Mirrus Stock and (B) if the Bridge Note is still outstanding at the time the New Security Interest is created, the holder of the Bridge Note shall have a first priority Lien with respect to the common stock of MedQuist, Inc. owned by the Company and any cash dividends in respect of shares of such common stock owned by the Company as of the Original Issuance Date (together, the “MedQuist Stock Pledge”)); provided, that the Company shall, contemporaneously with the granting and perfection of the New Security Interest, grant to the Holders and perfect a security interest in the same property or assets constituting the New Security Interest, which security interest shall be junior only to (x) the New Security Interest and (y) if at the time the New Security Interest is created any of the Ex-Im Pledge, the CSS Pledge, the Mirrus Pledge and/or the MedQuist Stock Pledge is still in effect, the Ex-Im Pledge, the CSS Pledge, the Mirrus Pledge and/or the MedQuist Stock Pledge, as applicable;

(xvi) the pledge (the “Ex-Im Pledge”) by the Company over its shares of CBay Systems and Services Inc. common stock (“CSS Stock”) and Mirrus Systems Inc. common stock (“Mirrus Stock”) in favor of Export-Import Bank of India (“Ex-Im”) pursuant to the Rupee Loan Agreement, dated as of March 20, 2006, between CBay Systems Private Ltd. and Ex-Im to secure a term loan in aggregate principal amount of 150,000,000 Indian rupees;
(xvii) the security interest granted by the Company over all of its assets in favor of K Bank pursuant to the Security Agreement, dated as of January 2006, between the Company and K Bank (the “CSS Pledge”) to secure obligations under a credit facility with aggregate commitments equal to $3,750,000; and
(xviii) the security interest granted by the Company over all of its assets in favor of K Bank pursuant to the Security Agreement, dated as of May 17, 2006, between the Company and K Bank (the “Mirrus Pledge”) to secure obligations under a credit facility with aggregate commitments equal to $1,250,000.
“Permitted Successor” has the meaning set forth in Section 11.6.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
“Principal” means, with respect to any Outstanding Note, the principal amount of that Note, including the Repurchase Price, if applicable, payable with respect to that Note.
“Redemption Date” means a date on which the Company determines to redeem Notes, in whole or in part, in accordance with Article 7.
“Redemption Price” has the meaning set forth in Section 7.1(a).
“Register” means the register of the Notes, and of their transfer and exchange, maintained by the Company.
“Regular Record Date” for the Interest payable on the Notes means the date that is five Business Days prior to the corresponding Interest Payment Date.

“Repurchase Date” means either an Optional Repurchase Date or the Change of Control Repurchase Date, as applicable.
“Repurchase Price” means either the Optional Repurchase Price or the Change of Control Repurchase Price, as applicable.
“Repurchase Right” means either the Optional Repurchase Right or the Change of Control Repurchase Right, as applicable.
“Responsible Officer”, when used with respect to the Company, means any officer of the Company, including any vice president, any treasurer, any assistant treasurer, any trust officer, or any other officer of the Company customarily performing functions similar to those performed by any of the above designated officers.
“SAC PCG” means S.A.C. Private Capital Group, LLC, a Delaware limited liability company.
“SAC PEI” means S.A.C. Private Equity Investors, L.P., a Cayman Islands exempted limited partnership.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.
“Shareholder Agreement” means that certain Shareholder Agreement, dated as of August 6, 2008, by and among Investor, Koninklijke Philips Electronics N.V. and such other parties as may be joined thereto from time to time.
“Stated Maturity”, with respect to the Notes, has the meaning set forth in Section 2.1(b), and, with respect to any other security, means the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Trading Day” means any day during which:
(i) trading in Common Stock generally occurs on the AIM; and
(ii) there is no Market Disruption Event;
provided, however, that if Common Stock is not traded on the AIM or any other securities exchange or market, then “Trading Day” shall mean a day that the volume weighted average price of a share of Common Stock can be obtained.

“Volume Weighted Average Price”, when used with respect to a share of Common Stock on any Trading Day, means such price as displayed on Bloomberg (or any successor service) page CBAY LN <equity> VWAP in respect of such Trading Day or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
Section 1.2. Rules of Construction.
For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires:
(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;
(b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP at the time of any relevant computation hereunder;
(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision; and
(d) all references to section and article numbers in this Note shall refer to sections and articles hereof, unless otherwise specified.
ARTICLE 2
TERMS
Section 2.1. Terms; Principal and Interest.
(a) This Note shall mature on August 6, 2015 (the “Stated Maturity”).
(b) This Note shall bear Interest from the Original Issuance Date until the Principal hereof is paid, or until such date on which this Note is converted or purchased as provided herein, at a rate of 6.00% per annum (the “Interest Rate”). Interest shall be payable semi-annually, in arrears, on each Interest Payment Date, commencing on February 1, 2009.
(c) Interest shall be computed (i) for any full semi-annual period for which a particular Interest Rate is applicable, on the basis of a 360-day year comprised of twelve 30-day months and (ii) for any period for which a particular Interest Rate is applicable for less than a full semi-annual period for which Interest is calculated, on the basis of a 365-day year.

(d) On and prior to August 1, 2009, the Company, at its option, shall be entitled to (i) pay accrued interest on this Note in cash or (ii) issue Additional PIK Notes in an aggregate principal amount equal to the amount of accrued and unpaid interest for the applicable period as payment for accrued and unpaid interest on this Note in lieu of the payment of cash interest (rounded to the nearest whole dollar). Additional PIK Notes will be dated as of the applicable Interest Payment Date, will bear interest from and after such date at the Interest Rate, and will otherwise have the terms set forth in this Note.
(e) Interest shall be due and payable on this Note as follows:
(i) The registered Holder as of the close of business on a Regular Record Date shall be entitled to receive and shall receive (except as otherwise indicated in this Section 2.1(e)), accrued and unpaid Interest on this Note from the preceding Interest Payment Date (or such earlier date on which Interest was last paid) to the Interest Payment Date next succeeding such Regular Record Date.
(ii) In the event this Note is redeemed pursuant to Article 7, the Holder of this Note shall, subject to Section 7.4(b), be entitled to receive and shall receive accrued and unpaid Interest on this Note from the preceding Interest Payment Date (or such earlier date to which Interest was last paid) to, but excluding, the applicable Redemption Date, which amount shall be included in the applicable Redemption Price thereof pursuant to Article 7.
(iii) In the event this Note becomes subject to repurchase pursuant to Article 8, a Holder who exercises a Repurchase Right with respect to this Note shall, subject to Section 8.3(d), be entitled to receive and shall receive accrued and unpaid Interest on this Note from the preceding Interest Payment Date (or such earlier date to which Interest was last paid) to, but excluding, the applicable Repurchase Date, which amount shall be included in the applicable Repurchase Price thereof pursuant to Article 8.
(iv) In the event this Note is converted pursuant to Article 9, the Holder who converts such Note shall, subject to Section 9.2(d), be entitled to receive and shall receive accrued and unpaid Interest on this Note from the preceding Interest Payment Date (or such earlier date to which Interest was last paid) to, but excluding, the applicable Conversion Date, which amount shall be included in the applicable conversion settlement amount pursuant to Article 9.
(f) Payment of any cash Interest or Principal shall be made at the office or agency of the Company maintained for such purpose and will be payable by (i) a U.S. Dollar check drawn on a U.S. bank mailed to the address of the Person entitled thereto as such address shall appear in the Register, or (ii) upon application to the Company not later than the relevant Regular Record Date by a Holder of an aggregate principal amount of Notes in excess of $5,000,000, wire transfer in immediately available funds, which application shall remain in effect until the Holder notifies, in writing, the Company to the contrary.

(g) This Note shall be redeemable by the Company at its option as provided in and subject to Article 7.
(h) This Note shall be repurchased by the Company at the option of Holder as provided in and subject to Article 8.
(i) This Note shall be convertible at the option of the Holder as provided in and subject to Article 9.
(j) The Notes, whether issued on the Original Issuance Date or thereafter and including any Additional PIK Notes, shall be treated as a single class for all purposes under the Notes.
Section 2.2. Registration, Transfer and Exchange.
(a) This Note is not transferable by the Holder at any time prior to August 6, 2009, except to Affiliates of Koninklijke Philips Electronics N.V. that, immediately upon such transfer, become parties to, and are bound by the terms of, the Shareholder Agreement.
(b) From and after August 6, 2009, this Note shall be transferable by the Holder, subject to the other terms of this Note and applicable securities laws; provided, however, that if any Person would, as of any date, beneficially own more than 20% of the principal amount of the Notes as of the Original Issuance Date of the Notes (plus any interest paid in the form of Additional PIK Notes) as a result of any transfer or transfers, such transfer or transfers shall be prohibited and void unless (x) the Company consents in advance in writing or (y) the transferee becomes a party to, and bound by the terms of, the Shareholder Agreement simultaneously with or prior to such transfer.
(c) Notwithstanding anything to the contrary in the Notes, (x) no transfer of Notes shall be permitted if such transfer would cause the Company or Parent to become subject to any prospectus-delivery or similar requirement and (y) any purported transfer of Notes (or any portion of the principal amount thereof) to any Affiliate of Koninklijke Philips Electronics N.V. on any date shall be prohibited and void unless such Affiliate, simultaneously with or prior to such transfer, becomes a party to, and is bound by the terms of, the Shareholder Agreement.
(d) A Holder may transfer a Note only by written application to the Company stating the name of the proposed transferee and otherwise complying with the terms of this Note. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Company in the Register. The Company shall accept and promptly register any transfer in the Register that complies with the terms of this Note and applicable law.

(e) If this Note (or any portion hereof) is presented to the Company with a request to register the transfer or to exchange it, the Company shall register the transfer or make the exchange as requested if the requirements hereunder for such transactions are met (including that such portions hereof, including the transfer form attached hereto as Exhibit A, are duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder thereof or by an attorney who is authorized in writing to act on behalf of the Holder). The Company may require payment of a sum sufficient to cover all of its reasonable costs and expenses (including attorneys’ fees and any transfer tax or similar governmental charge payable in connection therewith) incurred in executing and issuing the new Note or Notes in connection with the transfer.
(f) The Company shall not be required to exchange or register a transfer of any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion. The Company shall not be required to issue, register the transfer of, or exchange any Notes during the period of 15 Business Days prior to the mailing of a notice of redemption pursuant to Section 7.3 or to register the transfer of or exchange any Notes selected for redemption in accordance with Article 7 except, if a portion of any Note is to be redeemed, such portion thereof not selected for redemption.
(g) By its acceptance of this Note or shares of Common Stock issuable upon conversion of this Note bearing a restricted securities legend, the Holder of this Note or such shares of Common Stock acknowledges the restrictions on transfer of this Note or such shares of Common Stock set forth in this Note and agrees that it will transfer this Note and such Common Stock only as provided in this Note or, to the extent applicable, in the Shareholder Agreement. The Company shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in such Note and any restricted securities legend on such Note. In connection with any transfer of this Note, each Holder agrees by its acceptance of this Note to furnish the Company such certifications, legal opinions or other information as it may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act. Each share of Common Stock issued upon conversion of this Note to a Person subject to the Shareholder Agreement shall bear a restricted securities legend as set forth in the Shareholder Agreement.
Section 2.3. Persons Deemed Owners.
Prior to due presentment of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner of this Note for the purpose of receiving payment of principal of the Note or the payment of any Redemption Price or Repurchase Price in respect hereof and any Interest hereon, for any purpose under this Note, whether or not this Note is overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

Section 2.4. Cancellation.
All Notes surrendered to the Company for payment, redemption, repurchase, conversion, registration of transfer or exchange shall be canceled promptly by the Company, and no Notes shall be issued in lieu thereof except as expressly permitted by any of the provisions of the Notes.
Section 2.5. Issuance of Additional PIK Notes.
If the Company elects to pay accrued interest on this Note in the form of Additional PIK Notes pursuant to Section 2.1(d), no later than the Regular Record Date for the corresponding Interest Payment Date, the Company shall deliver to the Holder of this Note a written notice setting forth the extent to which such interest payment will be made in the form of Additional PIK Notes. If no such election is made, such interest payment shall otherwise be payable in cash. If an election is made to pay accrued interest in the form of Additional PIK Notes, the Company shall, no later than the applicable Interest Payment Date, mail one or more certificates representing such Additional PIK Notes to the Person shown in the Register as the Holder of this Note on the corresponding Regular Record Date.
Section 2.6. Mutilated, Destroyed, Lost or Stolen Notes.
If any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note with the same aggregate principal amount and bearing a number not contemporaneously outstanding.
If there is delivered to the Company (i) evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) such security or indemnity as may be required by it to save the Company and any agent of the Company harmless, then, in the absence of actual notice to the Company that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, and bearing a number not contemporaneously outstanding.
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion, but subject to any conversion rights, may, instead of issuing a new Note, pay such Note, upon satisfaction of the condition set forth in the preceding paragraph.
Upon the issuance of any new Note under this Section 2.6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including attorneys’ fees) connected therewith.

Every new Note issued pursuant to this Section 2.6 in lieu of any destroyed, lost or stolen Note shall constitute an original contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and such new Note shall be entitled to all the benefits of a Note equally and proportionately with any and all other Notes duly issued by the Company.
The provisions of this Section 2.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
Section 2.7. No Sinking Fund.
The Notes are not subject to a sinking fund.
ARTICLE 3
DISCHARGE OF LIABILITY
When (a) this Note has been canceled in accordance with its terms or (b) this Note has become due and payable, whether at its Stated Maturity or otherwise, or converted and the Company delivers to the Holder cash and/or Common Stock sufficient to pay all amounts due and owing on, and to satisfy all other obligations of the Company with respect to, this Note, then this Note shall cease to be of further effect. The Holder shall, upon the Company’s request, acknowledge in a writing reasonably satisfactory to the Company the satisfaction and discharge of this Note.
ARTICLE 4
DEFAULTS AND REMEDIES
Section 4.1. Events of Default.
An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a) the Company defaults in the payment of the Principal amount or premium amount, if any, of any Outstanding Note (a “Defaulted Payment”) when the same becomes due and payable at its Stated Maturity, upon redemption pursuant to Article 7, upon exercise of a Repurchase Right pursuant to Article 8 or otherwise, and such default continues for a period of 15 days;
(b) the Company defaults in the payment of Interest on any Note when it becomes due and payable and such default continues for a period of 15 days;

(c) the Company fails to comply with its obligations under Section 6.4 or Section 6.5 or its obligation to convert this Note to Common Stock and cash as required by Article 9, and the default continues for a period of 30 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Holders of at least 20% in aggregate principal amount of the Outstanding Notes;
(d) a default occurs under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Company or Parent, or the payment of which is guaranteed by the Company or Parent (other than indebtedness owed to the Company or another subsidiary of Parent) if both (i) such default either (A) results from the failure to pay any principal of such indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (B) relates to an obligation other than the obligation to pay principal of any such indebtedness at its stated final maturity and results in the holder or holders of such indebtedness causing such indebtedness to become due prior to its stated final maturity; and (ii) the principal amount of the indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $10.0 million or more at any one time outstanding; or
(e) any of the following occurs in respect of the Company or Parent, in each case which is not dismissed within 60 days: (i) the entry by a court having jurisdiction in the premises of a decree or order for relief in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law; or (ii) the entry by a court having jurisdiction in the premises of a decree or order adjudging such Person or Persons a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person or Persons under any applicable U.S. federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or Persons or of any substantial part of its or their property, or ordering the winding up or liquidation of its or their affairs; or
(f) the Company or Parent takes any of the following actions: (i) commences a voluntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law; (ii) formally consents to the entry of a decree or order for relief in respect of itself in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it of a petition or answer or consent seeking reorganization or relief under any applicable U.S. federal or state law in the context of a bankruptcy, insolvency or reorganization proceeding; (iii) formally consents to the filing of a petition described in clause (ii) above or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or Persons or of any substantial part of its or their property; (iv) the making of an assignment for the benefit of creditors; or (v) adoption of a plan of liquidation or dissolution.

The Company shall, within 90 days of a Responsible Officer becoming aware of the occurrence of a Default, give to the Holders notice of all uncured Defaults known to it, its status and what action the Company is taking or proposes to take with respect thereto.
Section 4.2. Acceleration of Maturity; Rescission and Annulment.
If an Event of Default with respect to Outstanding Notes (other than an Event of Default specified in Section 4.1(e) or 4.1(f) hereof) occurs and is continuing, the Holders of at least 20% in principal amount of the Outstanding Notes, by written notice to the Company, may declare due and payable 100% of the principal amount of all Outstanding Notes, plus any accrued and unpaid Interest to the date of payment. Upon a declaration of acceleration, such Principal amount, and accrued and unpaid Interest to the date of payment shall be immediately due and payable.
If an Event of Default specified in Section 4.1(e) and 4.1(f) occurs, the Principal and accrued and unpaid Interest on the Outstanding Notes shall become and be immediately due and payable, without any declaration or other act on the part of any Holder.
The Holders of not less than a majority of the principal amount of the Outstanding Notes, may, through notice to the Company on behalf of the Holders of all of the Notes, rescind and annul an acceleration and its consequences (including waiver of any Defaults) if:
(a) all existing Events of Default, other than the nonpayment of a Defaulted Payment on the Notes which has become due solely because of the acceleration, have been remedied, cured or waived, and
(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;
provided, however, that in the event such declaration of acceleration has been made based on the existence of an Event of Default under Section 4.1(d) and the default with respect to indebtedness for money borrowed which gave rise to such Event of Default has been remedied, cured or waived within 20 days of the declaration of acceleration with respect thereto in accordance with this Section 4.2, then, without any further action by the Holders, such declaration of acceleration shall be rescinded automatically and the consequences of such declaration shall be annulled, provided that the conditions specified in the foregoing clauses (a) and (b) are satisfied. No such rescission or annulment shall affect any subsequent Default or impair any right consequent thereon.

Section 4.3. Waiver of Past Defaults.
The Holders, through the written consent of not less than a majority of the principal amount of the Outstanding Notes, may, on behalf of the Holders of all of the Notes, waive an existing Default or Event of Default, except a Default or Event of Default:
(a) set forth in Sections 4.1(a) and (b); provided, however, that subject to Section 4.7, the Holders of a majority of the principal amount of the Outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration;
(b) set forth in Section 4.1(c) in respect of its obligation to convert this Note to Common Stock and cash as required by Article 9; or
(c) in respect of a covenant or provision hereof which, under Section 5.2 hereof, cannot be modified or amended without the consent of the Holders of each Outstanding Note affected.
Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Note; provided, however, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 4.4. Control by Majority.
The Holders of a majority of the principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy.
Section 4.5. Unconditional Rights of Holders to Receive Payment and to Convert.
Notwithstanding any other provision in this Note, the Holder shall have the right, which is absolute and unconditional, to receive payment of the Principal of, premium, if any, and Interest in respect of this Note, on or after the respective due dates, to convert this Note in accordance with Article 9 or to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert.

Section 4.6. Restoration of Rights and Remedies.
If any Holder has instituted any proceeding to enforce any right or remedy under this Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and the Holder shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of such Holder shall continue as though no such proceeding had been instituted.
Section 4.7. Rights and Remedies Cumulative.
No right or remedy conferred in this Note upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by applicable law, be cumulative and in addition to every other right and remedy given hereunder or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 4.8. Delay or Omission Not Waiver.
No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or any acquiescence therein. Every right and remedy given by this Article 4 or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.
Section 4.9. Undertaking for Costs.
All parties to this Note agree that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Note, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant.
Section 4.10. Waiver of Stay, Usury or Extension Laws.
The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, usury or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Note; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede by reason of such law the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 5
AMENDMENTS, SUPPLEMENTS AND WAIVERS
Section 5.1. Without Consent of Holders of Notes.
Without the consent of any Holders, the Company, at any time and from time to time, may amend the Notes to:
(a) provide for conversion rights of Holders if any reclassification or change of the Company’s Common Stock or any consolidation, merger or sale of all or substantially all of the Company’s assets occurs, in each case in accordance with the terms of the Notes;
(b) provide for the assumption, in accordance with the terms of the Notes, of the Company’s obligations to the Holders in the case of a merger, consolidation or conveyance, sale, transfer or lease of the Company’s property and assets substantially as an entirety;
(c) surrender any right or power herein conferred upon the Company;
(d) add to the covenants of the Company for the benefit of the Holders;
(e) correct any manifest printing, stenographic or clerical error or omission in any Note;
(f) increase the Conversion Rate; provided, however, that such increase in the Conversion Rate shall not adversely affect the interest of the Holders (after taking into account tax and other consequences of such reduction or increase);
(g) add guarantees with respect to the Notes (in addition to the guarantee of Parent).
Section 5.2. With Consent of Holders of Notes.
Except as provided below in this Section 5.2, the Notes may be amended, modified or supplemented, and, subject to Section 4.3, noncompliance in any particular instance with any provision of the Notes may be waived, with the written consent of the Holders of at least a majority of the principal amount of the Outstanding Notes.
Without the written consent or the affirmative vote of each Holder of Notes affected thereby, an amendment or waiver under this Section 5.2 may not:
(a) change the Stated Maturity of the Principal of or the date any installment of Interest is due on any Note;
(b) change the priority of payment of the Notes;
(c) reduce the Principal, Redemption Price, Repurchase Price or Interest Rate on any Note;
(d) impair the right of any Holder to institute suit for the enforcement of any payment in or with respect to any Note;

(e) change the currency of any amount owed or owing under the Note;
(f) modify the provisions of Article 7 or Article 8 in a manner adverse to the Holders;
(g) except as otherwise permitted or contemplated by the Notes, adversely affect the right of the Holders to convert any Note as provided in Article 9 or reduce the Conversion Rate;
(h) change the Company’s obligation to maintain an office or agency;
(i) reduce the percentage of the principal amount of the Outstanding Notes the consent of whose Holders is required for any waiver or modification provided for in this Note; or
(j) modify any of the provisions of this Section 5.2, except to provide that certain other provisions of the Notes cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby.
For the avoidance of doubt, the only written consent or affirmative vote required to approve any of changes in the foregoing clauses (a) through (j) is the written consent or affirmative vote of each Note whose Holder is affected by such change; the written consent or affirmative vote of the Holders of a majority of the principal amount of the Outstanding Notes is not additionally required.
Section 5.3. Notice of Amendment.
After a modification or amendment becomes effective, the Company shall deliver to the affected Holders a notice briefly describing such modification or amendment. Failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity and effect of such modification or amendment.
Section 5.4. Revocation of Consents and Effect of Consents or Votes.
Until an amendment, supplement or waiver becomes effective, a written consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note, even if notation of the consent is not made on any Note; provided, however, that unless a record date shall have been established, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of a Note if the Company receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.

An amendment, supplement or waiver becomes effective on receipt by the Company of written consents from or affirmative votes by, as applicable, the Holders of the requisite percentage of the principal amount of the Outstanding Notes, and thereafter shall bind every Holder; provided, however, that if the amendment, supplement or waiver makes a change described in any of the clauses (a) through (j) of Section 5.2, the amendment, supplement or waiver shall bind only each Holder which has consented to it or voted for it, as applicable, and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the Note of the consenting or affirmatively voting Holder, as applicable.
Section 5.5. Notation on or Exchange of Notes.
If an amendment, supplement or waiver changes the terms of a Note:
(a) the Company may require the Holder of a Note to deliver such Notes to the Company, the Company may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Company may place an appropriate notation on any Note thereafter issued; or
(b) if the Company so determines, the Company in exchange for the Note shall issue a new Note that reflects the changed terms.
Failure to make the appropriate notation or issue a new Note shall not impair or affect the validity and effect of such amendment, supplement or waiver.
Section 5.6. Effect of Amendment.
Upon the execution of any supplemental amendment under this Article 5, this Note shall be modified in accordance therewith, and such amendment shall form a part of this Note for all purposes; and, except as otherwise provided herein, every Holder of a Note theretofore or thereafter issued shall be bound thereby.
ARTICLE 6
COVENANTS
Section 6.1. Payment of Principal and Interest.
The Company will duly and punctually pay the Principal of, premium, if any, and the Interest on, and any other payments due with respect to, this Note when and if at any time any such foregoing amounts are due and payable in accordance with the terms of this Note.

Section 6.2. Maintenance of Offices or Agencies.
The Company hereby designates the office specified in Section 11.1(a) as its office where:
(a) this Note may be presented or surrendered for payment;
(b) this Note may be surrendered for registration of transfer or exchange;
(c) this Note may be surrendered for conversion; and
(d) notices and demands to or upon the Company in respect of this Note may be served.
The Company shall maintain an office or agency in the United States where this Note may be presented or surrendered for payment, where this Note may be surrendered for registration of transfer or exchange, where this Note may be surrendered for conversion and where notices and demands to or upon the Company in respect of this Note may be served. The Company shall give prompt written notice to the Holder in accordance with Section 11.1 hereof, of the appointment or termination of any such agents and of the location and any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency, or shall fail to furnish the Holder with the address thereof, presentations and surrenders may be made at, and notices and demands may be served on, the Company’s registered office in the State of Delaware.
Section 6.3. Corporate Existence.
Subject to Section 9.5, each of the Company and Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate existences, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company or Parent and that the loss thereof is not disadvantageous in any material respect to the Holders of Notes.

Section 6.4. Limitation on Restricted Payments by Parent.
(a) Prior to August 6, 2011, Parent shall not directly or indirectly:
(i) declare or pay any dividend or make any distribution (whether made in cash, securities or other property (other than a dividend on Common Stock paid in shares of Common Stock)) on or in respect of its Capital Stock;
(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Parent or any direct or indirect parent of Parent held by Persons other than Parent or a subsidiary of Parent (other than in exchange for Capital Stock of Parent (other than Disqualified Stock)); or
(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any subordinated indebtedness
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement referred to in clauses (i) or (ii) being a “Restricted Payment”).
(b) On or after August 6, 2011, Parent shall not directly or indirectly (x) make a Restricted Payment if at the time Parent makes such Restricted Payment, the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Original Issuance Date (excluding Restricted Payments made pursuant to Section 6.4(c) below) would exceed 65% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Original Issuance Date to the end of the most recent fiscal quarter ending prior to the date of the making of such Restricted Payment for which financial statements are in existence (or zero, in case such Consolidated Net Income is a deficit) or (y) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any subordinated indebtedness for which SAC PCG or an affiliate of SAC PEI is the lender.
(c) The provisions of subsections (a) and (b) of this Section 6.4 shall not prohibit:
(i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Disqualified Stock of Parent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Parent unless such loans have been repaid with cash on or prior to the date of determination);
(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of Parent made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of Parent (other than Disqualified Stock with a maturity date earlier than that of the Disqualified Stock so purchased, repurchased, redeemed, defeased or otherwise acquired or retired);

(iii) so long as no default or Event of Default has occurred and is continuing:
(A) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of Parent or any subsidiary or any direct or indirect parent of Parent held by any existing or former employees or management of Parent or any subsidiary of Parent or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided, that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, Parent and its subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year and $5.0 million in the aggregate for all such redemptions and repurchases, plus the amount of any capital contributions to Parent as a result of sales of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of Parent or any direct or indirect parent of Parent to such Persons; and
(B) loans or advances to employees, officers or directors of Parent or any subsidiary of Parent the proceeds of which are used to purchase Capital Stock of Parent, in an aggregate amount not in excess of $5.0 million with respect to all loans or advances made since Original Issuance Date (without giving effect to the forgiveness of any such loan); and
(iv) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof.
(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Parent pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and the fair market value of any non cash Restricted Payment shall be determined conclusively by the board of directors of Parent acting in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the board of directors of Parent to exceed $25.0 million pursuant to clause (b) of this Section 6.4. Not fewer than five Business Days prior to the date of making any Restricted Payment, Parent shall deliver to the Holder an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations were computed, together with a copy of any fairness opinion or appraisal, if required by this Section 6.4.

Section 6.5. Limitation on Liens.
Other than the Bridge Note, the Company shall not, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets, whether owned on the Original Issuance Date or acquired thereafter, which Lien secures any indebtedness for borrowed money, unless contemporaneously with the Incurrence of such Lien effective provision is made to secure the Notes equally and ratably with (or senior in priority to in the case of any Lien with respect to subordinated indebtedness) the indebtedness secured by such Lien for so long as such indebtedness is so secured.
Section 6.6. Registration and Listing.
Parent shall (i) effect all registrations with, and obtain all approvals by, all governmental authorities that may be necessary under the AIM Rules or other exchange or market rules or applicable statutes in compliance with such rules or statutes relating to the issuance and delivery of the shares of Common Stock issuable upon conversion of this Note , and qualification or listing as contemplated by clause (ii), and (ii) qualify the shares of Common Stock required to be issued and delivered upon conversion of the Note for listing on AIM or, if the Common Stock is not then listed on AIM, list the Common Stock on each U.S. national securities exchange, quotation system or over-the-counter market or such other securities exchange or market on which shares of Common Stock are then listed or quoted, if any.
ARTICLE 7
REDEMPTION
Section 7.1. Right to Redeem.
(a) The Company shall not have the right to redeem this Note pursuant to this Section 7.1 prior to August 6, 2011. Thereafter, the Company may redeem this Note, or a portion of the principal amount hereof, in cash at the following redemption prices (expressed as a percentage of principal amount to be redeemed) (the “Redemption Price”), if redeemed during the 12-month period beginning on August 6, of the years indicated below:

Year	Percentage
2011	108.00%
2012	103.00%
2013 and thereafter	100.00%
(b) The Redemption Price shall be payable, together with accrued and unpaid Interest, if any, all in cash, to the applicable Redemption Date subject to Section 7.4(b).
(c) The Company may not redeem this Note unless all accrued and unpaid Interest hereon has been or is simultaneously paid for all semi-annual periods or portions thereof terminating prior to the Redemption Date.

Section 7.2. Selection of Notes to be Redeemed.
If less than all the Notes are to be redeemed, the Company shall select the Notes to be redeemed pro rata, or if a pro rata basis is not practicable, by lot or by such other method as the Company in good faith deems to be fair and appropriate. Provisions of this Note that apply to Notes called for redemption in whole shall also apply to Notes called for redemption in part. In the event of a partial redemption of this Note, a new Note with the same terms and conditions of this Note (other than principal amount and date of issuance) in principal amount equal to the unredeemed portion hereof shall be issued in the name of the Holder upon cancellation of this Note.
Section 7.3. Notice of Redemption.
At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption to all Holders of Notes at their addresses set forth in the Register.
The notice shall specify the Notes to be redeemed and shall state:
(a) the Redemption Date;
(b) the Redemption Price;
(c) that Notes called for redemption may be converted at any time before the close of business on the Business Day immediately preceding the Redemption Date;
(d) the Conversion Rate then in effect; and
(e) if a Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed.
Section 7.4. Effect of Notice of Redemption.
(a) Once notice of redemption is given, the Notes called for redemption shall become due and payable on the Redemption Date and at the Redemption Price stated in the notice except for Notes that are converted in accordance with the terms of Article 9. Upon surrender to the Company, such Notes shall be paid at the Redemption Price stated in the notice.
(b) If the Redemption Date is on or after a Regular Record Date and on or before the corresponding Interest Payment Date, the accrued and unpaid Interest up to such Regular Record Date, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and the Holder of the Note on such Redemption Date will be paid the accrued and unpaid interest for the period commencing from the close of business on such Regular Record Date to, but not including, the Redemption Date.

Section 7.5. Notes Redeemed in Part.
Any Note which is to be redeemed only in part shall be surrendered at the office of the Company (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and deliver to the Holder of such Note, without service charge, a new Note or Notes in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not redeemed.
ARTICLE 8
REPURCHASE AT THE OPTION OF HOLDER
Section 8.1. Optional Repurchase Right.
(a) Without limiting the Change of Control Repurchase Rights set forth in Section 8.2, at any time on or after August 6, 2012, unless the Company has previously purchased or redeemed this Note in accordance with the terms of this Note, the Holders representing in the aggregate at least 50% of the aggregate principal amount of the Notes Outstanding shall have a collective one-time right to require the Company to repurchase for cash all or a portion of the Notes not previously purchased or redeemed by the Company or converted at the option of such Holders, upon exercise of their rights under this Article 8 (the “Optional Repurchase Right”), at a repurchase price equal to all or such portion of the Principal amount of the Notes being repurchased as the Holders elect to require the Company to repurchase, plus accrued and unpaid Interest to, but not including, the Repurchase Date (the “Optional Repurchase Price”), as of the date specified in the notice of optional repurchase delivered to the Company pursuant to Section 8.1(b), which date shall be not less than 90 days after the date of delivery of such notice (the “Optional Repurchase Date”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 8.1(b). The Company shall pay the Optional Repurchase Price all in cash.
(b) The Holders representing in the aggregate at least 50% of the aggregate principal amount of the Notes Outstanding may exercise the Optional Repurchase Right upon delivery of a written notice of repurchase (an “Optional Repurchase Notice”), the form of which is provided in Exhibit B, to the Company at any time on or after August 6, 2012, specifying:
(i) the certificate number of the Note which the Holders will deliver to be repurchased;
(ii) the portion of the principal amount of the Note to be repurchased;
(iii) the requested Optional Repurchase Date; and
(iv) that the Note shall be repurchased by the Company pursuant to the terms of the Note.

The delivery of such Note with the Optional Repurchase Notice (together with all necessary endorsements) to the Company shall be a condition to the receipt by the Holders of the Optional Repurchase Price therefor; provided, however, that such Optional Repurchase Price shall be so paid pursuant to this Section 8.1 and Section 8.3 only if the Note so delivered to the Company shall conform in all respects to the description thereof set forth in the related Optional Repurchase Notice.
Provisions of this Note that apply to the repurchase of all of this Note also apply to the repurchase of a portion of this Note.
The Optional Repurchase Date shall be either (i) the earliest such date requested in any Optional Repurchase Notice received by the Company as of the date on which Holders representing in the aggregate at least 50% of the aggregate principal amount of Notes Outstanding have submitted and not withdrawn Optional Repurchase Notices in accordance with this Section 8.1, provided that such requested Optional Repurchase Date is at least 90 days after the delivery of the Optional Repurchase Notices, or (ii) in the event that no Optional Repurchase Date is requested or such requested dates do not comply with the criteria in the foregoing clause (i), the date that is 90 days after the date on which Holders of Notes representing in the aggregate at least 50% of the aggregate principal amount of Notes Outstanding have delivered Optional Repurchase Notices in accordance with this Section 8.1.
Notwithstanding anything herein to the contrary, any Holder delivering to the Company an Optional Repurchase Notice shall have the right to withdraw such Optional Repurchase Notice, in whole or in part, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Optional Repurchase Date by delivery of a written notice of withdrawal to the Company in accordance with Section 8.3. If Holders of Notes that have delivered Optional Repurchase Notices withdraw such Optional Repurchase Notices in the manner set forth in Section 8.3(b) prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Optional Repurchase Date, and as of such date and time the Optional Repurchase Notices that have been delivered but not withdrawn do not represent at least 50% of the aggregate principal amount of Notes Outstanding, then such Optional Repurchase Date shall be canceled and the Optional Repurchase Rights of the Holders of Notes shall not be deemed to have been exercised.

All Notes repurchased by the Company pursuant to this Section 8.1 shall be canceled by the Company pursuant to Section 2.4.
(c) If the Company receives Optional Repurchase Notices from Holders of Notes representing in the aggregate at least 50% of the aggregate principal amount of Notes Outstanding, it shall provide written notice to the Holders of Notes, if any, that have not submitted an Optional Repurchase Notice of the receipt of such Optional Repurchase Notices. The notice shall state:
(i) that Optional Repurchase Notices sufficient to effect the one-time collective Optional Repurchase Right have been received by the Company;
(ii) the date by which the Optional Repurchase Notice pursuant to this Section 8.1 must be delivered to the Company in order for a Holder to participate in the Optional Repurchase Right, which date shall not be less than five Business Days following delivery of written notice by Company to the Holders in accordance with this Section 8.1(c);
(iii) that any Holder that does not submit an Optional Repurchase Notice by the date specified will not have the ability to participate in the exercise of the Optional Repurchase Right;
(iv) that the Notes must be surrendered to the Company to collect payment;
(v) that the Optional Repurchase Price for any Note as to which an Optional Repurchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Optional Repurchase Date and the time of surrender of such Note as described in clause (iv) above;
(vi) the procedures for withdrawing an Optional Repurchase Notice; and
(vii) that, unless the Company defaults in making full payment of such Optional Repurchase Price, interest on Notes surrendered for repurchase by the Company will cease to accrue on and after the Optional Repurchase Date.

Section 8.2. Change of Control Repurchase Right.
(a) If a Change of Control Event occurs at any time prior to the Stated Maturity (subject to certain exceptions set forth below) and this Note has not previously been purchased or redeemed by the Company, it shall be repurchased by the Company for cash, at the option of the Holder upon exercise of its rights under this Section 8.2 (the “Change of Control Repurchase Rights”), at a repurchase price equal to all or such portion of the principal amount of the Note being repurchased as the Holder elects to require the Company to repurchase, plus accrued and unpaid Interest to, but not including, the Repurchase Date (the “Change of Control Repurchase Price”), as of a date determined by the Company that is not more than 30 days after the date of a notice of a Change of Control Event delivered by the Company pursuant to Section 8.2(b) (the “Change of Control Repurchase Date”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 8.2(c). The Company shall provide written notice to the Holders of this Note of any Change of Control Event promptly, and in no event less than five Business Days prior to such Change of Control Event.
(b) No later than 20 days after a Change of Control Event occurs, the Company shall mail a written notice of the Change of Control Event by first class mail to each Holder of Notes (and to beneficial owners as required by applicable law). The notice shall include a form of Change of Control Repurchase Notice to be completed by the Holder and shall state:
(i) briefly, the events causing a Change of Control Event and the date of such Change of Control;
(ii) the date by which the Change of Control Repurchase Notice pursuant to this Section 8.2 must be delivered to the Company in order for a Holder to exercise the Change of Control Repurchase Rights;
(iii) the Change of Control Repurchase Date;
(iv) the Change of Control Repurchase Price;
(v) the Conversion Rate then in effect;
(vi) that the Notes must be surrendered to the Company to collect payment;
(vii) that the Change of Control Repurchase Price for any Note as to which a Change of Control Repurchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Change of Control Repurchase Date and the time of surrender of such Note as described in clause (vi) above;
(viii) the procedures for withdrawing a Change of Control Repurchase Notice; and
(ix) that, unless the Company defaults in making payment of such Change of Control Repurchase Price, interest on Notes surrendered for repurchase by the Company will cease to accrue on and after the Change of Control Repurchase Date.

(c) A Holder may exercise its rights specified in Section 8.2(a) upon delivery of a written notice of repurchase (a “Change of Control Repurchase Notice”), the form of which is provided in Exhibit B, to the Company at any time on or prior to the close of business on the Business Day immediately preceding the Change of Control Repurchase Date, specifying:
(i) the certificate number of the Note which the Holder will deliver to be repurchased;
(ii) the portion of the principal amount of the Note to be repurchased; and
(iii) that the Note shall be repurchased by the Company pursuant to the terms of the Note.
The delivery of such Note with the Change of Control Repurchase Notice (together with all necessary endorsements) to the Company shall be a condition to the receipt by the Holder of the Change of Control Repurchase Price therefor; provided, however, that such Change of Control Repurchase Price shall be so paid pursuant to this Section 8.2 and Section 8.3 only if the Note so delivered to the Company shall conform in all respects to the description thereof set forth in the related Change of Control Repurchase Notice.
Provisions of this Note that apply to the repurchase of all of this Note also apply to the repurchase of a portion of this Note.
Notwithstanding anything herein to the contrary, any Holder delivering to the Company the Change of Control Repurchase Notice contemplated by this Section 8.2(c) shall have the right to withdraw such Change of Control Repurchase Notice, in whole or in part, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Change of Control Repurchase Date by delivery of a written notice of withdrawal to the Company in accordance with Section 8.3.
All Notes repurchased by the Company pursuant to this Section 8.2 shall be canceled by the Company pursuant to Section 2.4.

Section 8.3. Effect of Repurchase Notice; Withdrawal.
(a) Upon receipt by the Company of the Optional Repurchase Notice specified in Section 8.1 or the Change of Control Repurchase Notice specified in Section 8.2, the Holder of the Note in respect of which such Optional Repurchase Notice or Change of Control Repurchase Notice was given shall (unless such Optional Repurchase Notice or Change of Control Repurchase Notice is withdrawn in accordance with Section 8.3(b)) thereafter be entitled to receive solely the Optional Repurchase Price or Change of Control Repurchase Price, as applicable, with respect to such Note or portion thereof. Such Optional Repurchase Price or Change of Control Repurchase Price, as applicable, shall be paid to such Holder promptly following the later of (x) the applicable Repurchase Date (provided the conditions in Section 8.1(c) or Section 8.2(c), as applicable, have been satisfied), and (y) the time of delivery of such Note or portion thereof to the Company by the Holder thereof in the manner required by Section 8.1(c) or Section 8.2(c), as applicable. Notes in respect of which an Optional Repurchase Notice or Change of Control Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article 9 hereof on or after the date of the delivery of such Optional Repurchase Notice or Change of Control Repurchase Notice unless such Optional Repurchase Notice or Change of Control Repurchase Notice has first been validly withdrawn in accordance with Section 8.3(b).
(b) An Optional Repurchase Notice or Change of Control Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Company in accordance with the Optional Repurchase Notice or Change of Control Repurchase Notice, as applicable, at any time prior to the close of business on the applicable Repurchase Date, specifying:
(i) the principal amount of the Note to be withdrawn;
(ii) the certificate number of the Note in respect of which such notice of withdrawal is being submitted; and
(iii) the principal amount, if any, of such Note which remains subject to the original Optional Repurchase Notice or Change of Control Repurchase Notice, as applicable, and which has been or will be delivered for repurchase by the Company.
(c) If the Company holds on the Repurchase Date, as applicable, cash sufficient to pay the Optional Repurchase Price or Change of Control Repurchase Price, as applicable, any Note in respect of which an Optional Repurchase Notice or Change of Control Repurchase Notice was given shall (unless such Optional Repurchase Notice or Change of Control Repurchase Notice is withdrawn in accordance with Section 8.3(b)) cease to be Outstanding and all rights of the Holder thereof shall terminate, other than the right to receive the Optional Repurchase Price or Change of Control Repurchase Price, as applicable,
(d) If the Repurchase Date is on or after a Regular Record Date and on or before the corresponding Interest Payment Date, the accrued and unpaid Interest up to such Regular Record Date, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and the Holder of the Note on such Repurchase Date will be paid the accrued and unpaid interest for the period commencing from the close of business on such Regular Record Date to, but not including, the Repurchase Date.

Section 8.4. Notes Repurchased in Part.
Any Note which is to be repurchased only in part pursuant to this Article 8 shall be surrendered at the office of the Company (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form reasonably satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and deliver to the Holder of such Note, without service charge, a new Note or Notes in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not repurchased pursuant to this Article 8.
ARTICLE 9
CONVERSION
Section 9.1. Conversion Right; Expiration of Conversion Right; Conversion Rate.
Subject to and upon compliance with the provisions of this Article, at the option of the Holder at any time after November 4, 2008 and from time to time thereafter prior to 5:00 p.m., New York City time, on the Business Day preceding the Stated Maturity, this Note or any portion of the principal amount hereof (including any Additional PIK Notes) may be converted at the principal amount hereof, or of such portion thereof, into duly authorized, fully paid and nonassessable shares of Common Stock at the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. The rate at which shares of Common Stock shall be delivered upon conversion (the “Conversion Rate”) shall be equal to 0.6048 shares of Common Stock per $1.00 principal amount of this Note converted, subject to adjustment, in certain instances, as provided in Section 9.4.
Section 9.2. Exercise of Conversion Right.
(a) To exercise its conversion right hereunder, the Holder must (1) complete a conversion notice, the form of which is provided in Exhibit C, to the Company stating that the Holder elects to convert this Note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted, (2) deliver the duly signed completed conversion notice and this Note duly endorsed or assigned to the Company or in blank, at the office of the Company and (3) subject to Section 9.8, pay any transfer taxes or other applicable taxes or duties, if required.
(b) This Note shall be deemed to have been converted immediately prior to the close of business on the day of surrender of this Note for conversion and completion of the other conversion requirements in accordance with the foregoing provisions, and at such time the rights of the Holder as such shall cease, and the Holder shall, subject to Section 50 of the BVI Business Companies Act, 2004 of the British Virgin Islands, as of the close of business on such day, be treated for all purposes as the record holder of the shares of Common Stock issuable upon conversion.

(c) In the event that this Note is converted in part only, upon such conversion the Company shall execute and deliver to the Holder, at the expense of the Company, a new Note or Notes in aggregate principal amount equal to the unconverted portion of the principal amount of this Note.
(d) No more than 15 Business Days after the Conversion Date, Parent shall issue and deliver to the Holder a certificate or certificates or a security entitlement for the number of full shares of Common Stock issuable upon the conversion of this Note, together with (i) payment in cash in lieu of any fraction of a share as provided in Section 9.3 hereof (ii) accrued and unpaid Interest (other than that has been paid in Additional PIK Notes) on this Note from the preceding Interest Payment Date (or such earlier date to which Interest was last paid) to, but excluding, the Conversion Date. If the Conversion Date is on or after a Regular Record Date and on or before the corresponding Interest Payment Date, the accrued and unpaid Interest up to such Regular Record Date, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and the Holder of the Note on such Conversion Date will be paid the accrued and unpaid Interest for the period commencing from the close of business on such Regular Record Date to, but not including, the Conversion Date. Each share of Common Stock issued upon conversion of this Note to a Person subject to the Shareholder Agreement shall bear a restricted securities legend as set forth in the Shareholder Agreement.
(e) Subject to Section 9.2(b) hereof and Section 50 of the BVI Business Companies Act, 2004 of the British Virgin Islands, the Holder is not entitled to any rights of a holder of Common Stock in respect of the Common Stock issuable upon the conversion of this Note until the Holder has converted this Note to Common Stock, and only to the extent this Note is deemed to have been converted into Common Stock pursuant to this Article 9.
Section 9.3. Fractions of Shares.
No fractional shares of Common Stock shall be issued upon conversion of this Note. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock which shall be issued upon conversion thereof shall be computed on the basis of the principal amount of the Notes (or specified portions thereof) so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issued upon conversion of this Note (or specified portion hereof), the Company shall pay a cash adjustment in respect of such fraction (calculated to the nearest 1/100th of a share) in an amount equal to the same fraction of the average of the Volume Weighted Average Price per share of Common Stock on each of the five Trading Days immediately preceding the Conversion Date.

Section 9.4. Adjustment of Conversion Rate.
The Conversion Rate shall be subject to adjustment, calculated in good faith by the Company, from time to time as follows:
(a) In case the outstanding shares of Common Stock shall be subdivided or reclassified into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day immediately following the day upon which such subdivision or reclassification becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day immediately following the day upon which such combination or reclassification becomes effective shall be proportionately reduced. Such reduction or increase, as applicable, shall become effective immediately after the opening of business on the day immediately following the day upon which such subdivision or combination or reclassification becomes effective.
(b) In case Parent shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock shares additional shares of Common Stock, but excluding:
(i) any rights or warrants with respect to Common Stock exercisable at a price no less than the Volume Weighted Average Price for the ten Trading Days before the declaration date of such distribution; and
(ii) dividends or distributions of stock, securities or other property or assets (including cash) in connection with a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 9.5 applies;
then, in each such case, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect at the opening of business on the day immediately following the record date of such dividend or distribution by a fraction:
(i) the denominator of which shall be the number of shares of Common Stock Outstanding at the closing of business on the record date for such dividend or distribution; and
(ii) the numerator of which shall be the number of shares of Common Stock that would be Outstanding immediately after, and solely as a result of, such dividend or distribution.
Such increase shall become effective immediately after the opening of business on the day immediately following the record date for such dividend or distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(c) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such Conversion Rate; provided, however, that any adjustments which by reason of this Section 9.4(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment, regardless of whether the aggregate adjustment is less than 1%, annually on the anniversary of the Original Issuance Date. Notwithstanding the foregoing, the Company shall deliver a notice, together with a reasonably detailed written explanation of the calculation, to the Holder of any event that gives rise to an adjustment of the Conversion Rate pursuant to Section 9.4(a) or Section 9.4(b), or any event that would give rise to such an adjustment but for the first sentence of this Section 9.4(c), within ten days following the occurrence of such event.
(d) All calculations under this Article 9 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable.
(e) For purposes of this Section 9.4, the number of shares of Common Stock at any time Outstanding shall not include shares held in the treasury of the Company.
Section 9.5. Consolidation or Merger of Parent.
If any of the following events occurs, namely:
(a) any reclassification or change of the outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) as a result of which holders of Common Stock shall be entitled to receive Capital Stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock;
(b) any merger, consolidation, statutory share exchange or combination of Parent with another Person as a result of which holders of Common Stock shall be entitled to receive Capital Stock, securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock; or

(c) any sale or conveyance of all or substantially all of the properties and assets of Parent to any other Person as a result of which holders of Common Stock shall be entitled to receive Capital Stock, securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock, this Note shall be convertible into the kind and amount of shares of Capital Stock and other securities or property or assets (including cash) which the Holder would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had this Note been converted into Common Stock immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance. If such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance causes Common Stock to be converted into the right to receive more than one type of consideration (determined based in part on any form of election by holders of Common Stock), the kind and amount of shares of Capital Stock and other securities or property or assets (including cash) into which this Note shall be convertible will be deemed to be the weighted average of the kind and amount of shares of Capital Stock and other securities or property or assets (including cash) received by holders of Common Stock that effectively make such an election.
The above provisions of this Section 9.5 shall similarly apply to successive reclassifications, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances.
If this Section 9.5 applies to any event or occurrence, Section 9.4 shall not apply.
Section 9.6. Notice of Adjustments of Conversion Rate.
Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly provide the Holder with a written notice setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
Section 9.7. Common Stock to be Fully Paid and Nonassessable.
Parent covenants that all Common Stock which may be issued upon conversion of this Note will upon issue be duly authorized, fully paid and nonassessable and will not be in violation of any preemptive rights. Except as provided in Section 9.8, the Company shall pay all taxes, liens and other charges whatsoever with respect to the issue thereof.
Section 9.8. Taxes on Conversions.
Except as provided in the next sentence, the Company will pay any and all taxes (other than taxes on income) and duties that may be payable in respect of the issue or delivery of shares of Common Stock to the Holder on conversion of this Note pursuant to Article 9.

Section 9.9. Cancellation of Converted Notes.
All Notes delivered for conversion and converted in accordance with this Article 9 shall be canceled by or at the direction of the Company.
Section 9.10. Limitation on Conversion.
The Holder of this Note may only convert this Note to the extent that the principal amount of this Note to be converted, together with the aggregate principal amount to be converted by the Holder of any other Notes on the same Conversion Date, is at least $10,000.
ARTICLE 10
PARENT GUARANTEE
Section 10.1. Guarantee.
(a) Subject to this Article 10, Parent, as a primary obligor and not merely as a surety, by executing this Note fully, unconditionally and irrevocably guarantees to the Holder of this Note, on a senior unsecured basis, irrespective of the validity and enforceability of this Note and the obligations of the Company hereunder:
(i) any and all present and future amounts under this Note, including, without limitation, the Principal of, premium, if any, and Interest on this Note, will be punctually paid in full when due, whether absolute or contingent, whether at maturity, by acceleration, redemption, repurchase or otherwise, and all other obligations of the Company to the Holder hereunder will be punctually performed, all in accordance with the terms hereof; and
(ii) in case of any extension of time of payment or renewal of this Note or any of such other obligations, that same will be punctually paid in full when due or promptly performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.
All of Parent’s obligations under this Section 10.1(a) are collectively referred to as “Guarantor Obligations.”
(b) Parent waives presentation to, demand of payment from and protest to the Company of any of the Guarantor Obligations and also waives notice of protest for nonpayment. Parent waives (to the extent permitted by law) notice of any default under this Note or the Guarantor Obligations. Parent further agrees that its guarantee herein (the “Guarantee”) constitutes a continuing guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by the Holder to any security held for payment of the Guarantor Obligations.

(c) Except as set forth in Section 10.1(h) of this Note, the obligations of Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, irregularity, illegality or unenforceability of this Note or the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantor Obligations shall not be discharged or impaired or otherwise affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Note or any other agreement executed or delivered in connection with this Note; (ii) any extension or renewal of this Note or any other agreement executed or delivered in connection with this Note; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Note or any other agreement executed or delivered in connection with this Note; (iv) any change in the ownership of the Company or Parent; (v) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; (vi) the power, authority or capacity of the Company; (vii) the recovery of any judgment against the Company or any action to enforce the same; or (viii) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Parent or would otherwise operate as a discharge of Parent as a matter of law or equity.
(d) Until the payment of the Guarantor Obligations in full, Parent shall not exercise any right of subrogation in relation to payments made by Parent pursuant to the Guarantee.
(e) Parent agrees that the Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or Parent is released from its Guarantee in compliance with Section 10.1(h) of this Note. Parent further agrees that its obligations hereunder shall not be delayed or restrained upon the commencement of any voluntary or involuntary bankruptcy or insolvency proceedings in relation to the Company or any of its property whether or not any collection, enforcement or other action against the Company or any of its property is stayed or enjoined. If at any time any payment of any portion of the Guarantor Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, Parent’s obligations hereunder in relation to such payment shall be reinstated at such time as though such payment had not been made.
(f) In furtherance of the foregoing and not in limitation of any other right which the Holder has at law or in equity against Parent by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at Stated Maturity or by acceleration, optional prepayment, mandatory repayment or otherwise, Parent hereby promises to and will, upon receipt of written demand by the Holder, forthwith pay, or cause to be paid, in cash, to the Holder an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid Interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including Interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or Parent whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g) Parent further agrees that, as between Parent, on the one hand, and the Holder, on the other hand, (i) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as (and to the extent) provided in this Note for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (ii) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by Parent for the purposes of this Guarantee.
(h) Parent shall automatically be released from all of its obligations under this Note upon discharge of this Note in accordance with Article 3.
(i) Parent shall pay all costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Holder in collecting or enforcing Parent’s obligations hereunder.
(j) Parent’s liability hereunder is independent of any other guarantees or other obligations at any time in effect in relation to the Guarantor Obligations or the Stock Purchase Agreement, dated as of May 21, 2008, by and among Parent, the Company and Koninklijke Philips Electronics N.V., and such liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or obligations. The Holder shall have no obligation to disclose or discuss with Parent its assessment of the financial condition of the Company.
(k) No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy or power under the Guarantee shall operate as a waiver thereof.
Section 10.2. Limitation on Guarantor Liability.
Parent, and by its acceptance of this Note, the Holder, hereby confirms that it is the intention of all such parties that the Guarantee of Parent does not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the Holder and Parent hereby irrevocably agree that the obligations of Parent will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of Parent that are relevant under such laws, result in the obligations of Parent under the Guarantee not constituting a fraudulent transfer or conveyance.

ARTICLE 11
MISCELLANEOUS
Section 11.1. Notices.
Any notice or communication to the Company or the Holder is duly given if in writing (which may be by facsimile with the original to follow) and delivered in person or sent by overnight courier service providing proof of delivery to the address set forth below:
(a)     if to the Company:
CBay Inc. 2661 Riva Road Building 1000, Fifth Floor Annapolis MD 21401 Fax: (410) 266-9409 Attention: Raman Kumar

with copies (which shall not constitute notice) to:

Jones Day 77 West Wacker Drive Chicago, Illinois 60601 Fax: (312) 782-8585 Attention: Phillip Stamatakos

and

Simpson Thacher & Bartlett LLP 1999 Avenue of the Stars, 29th Floor Los Angeles, CA 90067 Fax: (310) 407-7502 Attention: Daniel Clivner

(b)	if to Parent:

CBaySystems Holdings Limited 2661 Riva Road Building 1000, Fifth Floor Annapolis MD 21401 Fax: (410) 266-9409 Attention: Raman Kumar

with copies (which shall not constitute notice) to:

Jones Day 77 West Wacker Drive Chicago, Illinois 60601 Fax: (312) 782-8585 Attention: Phillip Stamatakos

and

Simpson Thacher & Bartlett LLP 1999 Avenue of the Stars, 29th Floor Los Angeles, CA 90067 Fax: (310) 407-7502 Attention: Daniel Clivner

(c)	if to the Holder:

Koninklijke Philips Electronics N.V.
Breitner Center HBT 17
Amstelplein 2, 1096 BC
P.O. Box 77900
1070 MX Amsterdam
The Netherlands
Fax: (31) 20 59 77300
Attention: James Nolan, Executive Vice President,
Corporate Mergers & Acquisitions

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Fax: (212) 558-3588 Attention: Neil T. Anderson
The Company or the Holder by notice to the other may designate additional or different addresses for subsequent notices or communications.
Failure to mail a notice or communication to the Holder or any defect in such notice or communication shall not affect its sufficiency with respect to other Holders.
If a notice or communication is sent in the manner provided above within the time prescribed it is duly given as of the date it is sent, whether or not the addressee receives it.

Section 11.2. Acts of Holders of Notes.
(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Notes to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent or proxy duly appointed in writing.
Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Company. Such instrument or instruments and record (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent or proxy, or of the holding by any Person of a Note, shall be sufficient for any purpose of this Note and conclusive in favor of the Company if made in the manner provided in this Section 11.2.
(b) The fact and date of the execution by any Person of any such instrument or writing may be provided in any manner that the Company reasonably deems sufficient.
(c) The principal amount and serial numbers of Notes held by any Person, and the date of such Person holding the same, shall be proved by the Register.
(d) Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of the Holders of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Company in reliance thereon, whether or not notation of such action is made upon such Note or notice thereof is otherwise given to any Holder.
Section 11.3. Certificate as to Conditions Precedent.
In any case where several matters are required to be certified by any specified Person, it is not necessary that all such matters be certified by only one such Person, or that they be so certified by only one document, but one such Person may certify with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify as to such matters in one or several documents.
Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under the Notes, they may, but need not, be consolidated and form one instrument.

Section 11.4. Statements Required in Certificate.
Each certificate with respect to compliance with a condition or covenant provided for in this Note shall include:
(a) a statement that each individual signing such certificate on behalf of the Company has read such covenant or condition and the definitions herein relating thereto; and
(b) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
Section 11.5. Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 11.6. Successors and Assigns.
Except as specifically permitted by this Section 11.6, no covenants or agreements by, or obligations of, the Company or Parent in this Note shall be assigned by the Company or Parent, as applicable. Notwithstanding the foregoing, upon any consolidation of the Company or Parent, or merger of the Company or Parent, into or with any other Person, or any conveyance, transfer or lease of all or substantially all the properties and assets of the Company or Parent, as applicable, the successor Person (the “Permitted Successor”) formed by such consolidation or into or with which the Company or Parent, as applicable, is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or Parent, as applicable, under this Note with the same effect as if such successor Person had been named as the Company or Parent, as applicable, herein, provided that (i) the Company or Parent, as applicable, delivers prior written notice to all the Holders and (ii) the successor Person agrees in writing to become a party to, assume all of the Company’s or Parent’s, as applicable, obligations under, and be bound by the terms of, this Note upon such consolidation, merger, conveyance, transfer or lease.
Section 11.7. Severability Clause.
In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 11.8. Benefits of Note.
Nothing contained in this Note, express or implied, shall give to any Person, other than the parties hereto, any benefit or legal or equitable right, remedy or claim under this Note.

Section 11.9. Governing Law.
This Note shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York but otherwise without regard to conflict of laws principles).
Section 11.10. Counterparts.
This instrument may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument.
Section 11.11. Legal Holidays.
In any case where any Interest Payment Date, Repurchase Date or Stated Maturity of this Note or the last day on which the Holder has a right to convert this Note shall not be a Business Day at the office of the Company specified in Section 11.1(a), then (notwithstanding any other provision of this Note) payment of Principal on, or Interest on, conversion of this Note, need not be made at such office on such day, but may be made on the next succeeding Business Day at such office with the same force and effect as if made on the Interest Payment Date, Repurchase Date or at the Stated Maturity or on such last day for conversion; provided, however, that in case payment is made on such succeeding Business Day, no Interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Repurchase Date or Stated Maturity, as applicable.
Section 11.12. Recourse Against Others.
No recourse for the payment of the Principal of or Interest on this Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director or manager, as such, past, present or future, of the Company or Parent or any successor entity to any of the Company, Parent or such successor entity, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance thereof and as part of the consideration for the issue thereof, expressly waived and released.
Section 11.13. No Setoff.
All payments (including prepayments) to be made by the Company or Parent hereunder, whether on account of Principal, Interest, premium or otherwise, shall be made without any setoff or counterclaim.

Section 11.14. Calculations in Respect of the Notes.
Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Notes. The Company or its agents will make all such calculations in good faith. All the parties to this Note agree that, absent manifest error, such calculations shall be final and binding on all Holders. The Company shall, upon request from any Holder, forward any such calculations that such Holder requests.
Section 11.15. Tax Treatment.
The Company agrees, and by acceptance of beneficial ownership interest in this Note each beneficial holder of this Note will be deemed to have agreed, for United States federal income tax purposes to treat this Note as indebtedness that is not subject to the contingent payment debt instrument regulations under Treas. Reg. Sec. 1.1275-4.
Section 11.16. Withholding Taxes.
(a) The Company shall be entitled to deduct and withhold from any amounts payable under this Note, such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable tax laws. If, prior to any such payment, the Company receives from the Holder of this Note duly executed, valid, accurate and properly completed documentation (including, as applicable, the forms described in Section 11.16(b) hereof) evidencing the right of the Holder for an exemption from deductions or withholdings on such payment, the Company shall pay such payment to the Holder, free and clear of deductions of tax as evidenced by such documentation. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Note as having been paid to the Holder.
(b) If the Holder is entitled to an exemption from United States withholding tax or, to the extent applicable, is subject to such withholding tax at a reduced rate under an applicable tax treaty, the Holder shall (i) on or prior to the date such party becomes the Holder hereunder, (ii) on or prior to the date on which any such form or certification expires or becomes obsolete, (iii) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause, and (iv) from time to time if requested by Company, provide the Company with two completed originals of each of the following, as applicable: (A) Form W-9 (certifying that such U.S. lender party is entitled to an exemption from U.S. backup withholding tax), (B) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (C) if the Holder is claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Company that the Holder is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or (D) any other applicable document prescribed by the U.S. Internal Revenue Service certifying as to the entitlement of the Holder to such exemption from United States withholding tax or reduced rate with respect to all payments to be made pursuant to this Note.
* * * * *

EXHIBIT A
TRANSFER FORM
To transfer this Note, fill in the form below and have your signature guaranteed: (I) or (we) transfer this Note to:

(Insert transferee’s tax I.D. number)

(Print or type assignee’s name, address and postal code)
and irrevocably demand the Company record this transfer on the books of the Company.

Your Name:
(Print your name exactly as it appears on the face of this Note)
In connection with any transfer of this Note, the undersigned confirms that, without utilizing any general solicitation or general advertising, this Note is being transferred in accordance with the following exemption from registration under the Securities Act of 1933 (insert explanation below or attach in a separate document):

The undersigned further confirms that documents are being furnished which comply with the conditions of transfer set forth in Section 2.2 of this Note.
The Company shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless the conditions to any such transfer of registration set forth herein and in Section 2.2 of the Note shall have been satisfied.

Dated:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Company).

A-1

EXHIBIT B
FORM OF REPURCHASE NOTICE

TO:	CBay Inc.
2661 Riva Road
Building 1000, Fifth Floor
Annapolis MD 21401
The undersigned registered owner of this Note hereby requests and instructs CBay Inc. (the “Company”) to repay the entire principal amount of this Note, or the portion thereof below designated, in accordance with the terms of this Note, together with Interest, if any, accrued and unpaid to, but excluding, the Repurchase Date, to the registered Holder hereof.

Your Name:

(Print your name exactly as it appears on the face of this Note)

Dated:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

Taxpayer Identification Number:

Signature Guarantee:

Principal amount to be purchased (if less than all): $

Certificate number:

Section of Note pursuant to which you are exercising a Repurchase right (check one):
☐ Section 8.1 (Optional Repurchase Right)
or
☐ Section 8.2 (Change of Control Repurchase Right)
If exercising pursuant to Section 8.1, requested Optional Repurchase Date:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Company).

B-1

EXHIBIT C
FORM OF CONVERSION NOTICE

TO:	CBay Inc.
2661 Riva Road
Building 1000, Fifth Floor
Annapolis MD 21401
The undersigned registered owner of this Note hereby irrevocably exercises the option to convert this Note, or the portion hereof below designated, in accordance with the terms of this Note, and directs that any shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof.
The undersigned represents that it owns at least 100 shares of Common Stock and will continue to own at least 100 shares of Common Stock until the conversion requested hereby is effected.

Your Name:

(Print your name exactly as it appears on the face of this Note)

Dated:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

Taxpayer Identification Number:

Signature Guarantee:

Principal amount to be purchased (if less than all)**: $

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Company).

**	Must be at least $10,000.

C-1